Exhibit 99.1

Google Closes Acquisition of DoubleClick

MOUNTAIN VIEW, Calif., Mar 11, 2008 (BUSINESS WIRE) — Google Inc. (NASDAQ: GOOG) announced today that it has completed its acquisition of DoubleClick, a company that offers online ad serving and management technology to advertisers, web publishers and ad agencies.

Eric Schmidt, Google’s Chairman and Chief Executive Officer, said, “We are thrilled that our acquisition of DoubleClick has closed. With DoubleClick, Google now has the leading display ad platform, which will enable us to rapidly bring to market advances in technology and infrastructure that will dramatically improve the effectiveness, measurability and performance of digital media for publishers, advertisers and agencies, while improving the relevance of advertising for users.”

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

About DoubleClick, Inc.

DoubleClick is a premier provider of digital marketing technology and services. The world’s top marketers, publishers and agencies utilize DoubleClick’s expertise in ad serving, rich media, video, mobile, search and affiliate marketing to help them make the most of the digital medium. From its position at the nerve center of digital marketing, DoubleClick provides superior insights and insider knowledge to its customers. Learn more at www.doubleclick.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to our ability to improve the performance of digital media and the relevance of internet advertising. Actual results may differ materially from the results predicted. The potential risks and uncertainties that could cause actual results to differ include, among others, risks related to our ability to identify and pursue the technologies necessary to achieve these goals, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2007, which is available on our investor relations website at www.investor.google.com. All information provided in this release is as of March 11, 2008, and Google undertakes no duty to update this information.

SOURCE: Google Inc.

Google Inc.

Ellen West, 212-565-1986 (Media)

ewest@google.com

Maria Shim, 650-253-7663 (Investors)

marias@google.com